Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Legg Mason Partners Core Plus Bond Fund, Inc.:

We consent to the use of our report, incorporated herein by reference, dated September 25, 2006, for the Legg Mason Partners Core Plus Bond Fund, Inc. (formerly Smith Barney Core Plus Bond Fund Inc) as of July 31, 2006 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

November 28, 2006